                                                                    EXHIBIT 99.1

                             (HERITAGE PROPANE LOGO)


                                  PRESS RELEASE

                         HERITAGE PROPANE PARTNERS, L.P.
                      ANNOUNCES CLOSING OF EQUITY OFFERING


TULSA, OKLAHOMA - MAY 20, 2003 - Heritage Propane Partners, L.P. (NYSE:HPG) announced today it has completed the sale by the Partnership of 1,610,000 common units at a public offering price of $29.26 per unit. This amount includes the exercise of the underwriters' option to purchase an additional 210,000 common units. Net proceeds from the common units offering were approximately $44.8 million. The net proceeds from the sale of the common units will be used to repay a portion of the indebtedness outstanding under various tranches of the Partnership's Senior Secured Notes and for general partnership purposes, including, but not limited to, repayment of additional debt, working capital, and capital expenditures. As a result of the equity offering and the exercise of the option to purchase additional common units, the Partnership has a total of 17,979,803 common units outstanding.

"The successful completion of this public offering and subsequent use of its proceeds to repay a portion of our debt furthers our initiative to strengthen the balance sheet and improve our financial position," said H. Michael Krimbill, President and CEO. "With the additional repayment of long-term indebtedness funded by our record operating results, the Partnership will have reduced its outstanding Senior Secured Notes by more than $50 million by the end of this fiscal year."

Copies of the final prospectus relating to these securities may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, Missouri 63103 or from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from nearly 300 customer service locations in 29 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership's website at www.heritagepropane.com. For more information, please contact Michael L. Greenwood, Vice President and Chief Financial Officer, at 918-492-7272.